As filed with the Securities and Exchange Commission on June 15, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InterDigital, Inc.

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-1882087
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Bellevue Parkway, Suite 300

Wilmington, Delaware 19809

(Address of principal executive offices, including zip code)

InterDigital, Inc. 2017 Equity Incentive Plan

(Full title of the plan)

Jannie K. Lau

Executive Vice President, General Counsel and Secretary

InterDigital, Inc.

200 Bellevue Parkway, Suite 300

Wilmington, Delaware 19809

(302) 281-3600

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value per share	2,400,000	$81.95	$196,680,000	$22,795.22

(1)	Represents shares of the registrant’s common stock reserved for issuance pursuant to future awards under the InterDigital, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). Additionally, pursuant to Rule 416 of the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the 2017 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $81.95 per share, which represents the average of the high and low price of the Registrant’s Common Stock as reported on The NASDAQ Global Select Market on June 12, 2017.
(3)	The amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be $0.0001159 multiplied by the maximum aggregate price at which such securities are proposed to be offered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by InterDigital, Inc. (“InterDigital” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this registration statement. However, InterDigital does not incorporate by reference those items which were “filed” for purposes of Section 8 of the Exchange Act or incorporated by reference in any filing under the Securities Act.

•	InterDigital’s Annual Report on Form 10-K (file no. 001-33579) for the fiscal year ended December 31, 2016, filed with the Commission on February 23, 2017.

•	InterDigital’s Quarterly Report on Form 10-Q (file no. 001-33579) for the period ended March 31, 2017, filed with the Commission on April 27, 2017.

•	InterDigital’s Current Reports on Form 8-K (file no. 001-33579), filed with the Commission on April 3, 2017, April 27, 2017 and May 11, 2017.

•	The description of InterDigital’s common stock contained in its Registration Statement on Form 8-A (file no. 000-10797) filed with the Commission on April 25, 2000, together with Amendment No. 1 on Form 8-A/A (file no. 001-11152) filed with the Commission on May 2, 2000, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to InterDigital’s common stock.

All documents filed by InterDigital pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modified or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) and the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers and certain other persons. Under Sections 1741-1750 of the BCL, directors and officers of the Registrant may be indemnified by the Company against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Registrant, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Registrant’s request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. As permitted under the BCL, the Registrant’s Bylaws provide that the Registrant shall indemnify directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Registrant, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Registrant’s request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness. The Registrant’s Bylaws authorize the Registrant to purchase and maintain insurance to insure its indemnification obligations on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against him and incurred by him or on his behalf in any such capacity.

Consistent with the indemnification provisions of the Registrant’s Bylaws and under the BCL, the Registrant has entered into a separate indemnity agreement with each director and certain executive officers. Under each indemnity agreement, the Registrant contractually indemnifies the indemnitee, and assumes for itself maximum liability for expenses and damages in connection with claims against such indemnitee in connection with his or her service to the Registrant and its subsidiaries. In particular, under each indemnity agreement, the Registrant agrees (i) that it shall obtain and maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers, and that in all policies of such directors’ and officers’ liability insurance, the indemnitee shall be named as an insured in such a manner as to provide the indemnitee the same rights and benefits as are accorded to the most favorably insured of the other indemnitees serving the Registrant in a capacity similar to that of the particular indemnitee; (ii) that it shall indemnify the indemnitee against all expenses and liabilities related to any proceeding to which the indemnitee is was or is a party or is threatened to be made a party, including, without limitation, a proceeding by or in the right of the Registrant, by reason of the fact that the indemnitee is or was a director, officer, employee, and/or agent of the Registrant, or by reason of anything done or not done by the indemnitee in any such capacity, at any time in the past, present or future, provided the indemnitee acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company; and (iii) that if prior to, during the pendency or after completion of any proceeding described in clause (ii) herein, the indemnitee becomes deceased, the Registrant shall indemnify the indemnitee’s heirs, executors and administrators against any and all expenses and liabilities of any type whatsoever actually and reasonably incurred to the extent the indemnitee would have been entitled to indemnification described in clause (ii) herein were the indemnitee still alive. As is stated therein, the intent of each indemnity agreement is to provide indemnification and advancement of expenses to the indemnitee to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Filed Herewith

4.1	Amended and Restated Articles of Incorporation of InterDigital, Inc. (“InterDigital”).	8-K	6/7/2011

4.2	Amended and Restated Bylaws of InterDigital.	8-K	1/30/2015

4.3	Specimen Stock Certificate of InterDigital.	10-Q	4/28/2011

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.			X

10.1	InterDigital 2017 Equity Incentive Plan.			X

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.			X

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).			X

24.1	Power of Attorney (contained on signature pages of this registration statement).			X

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the fifteenth day of June, 2017.

INTERDIGITAL, INC.

By:	/s/ William J. Merritt
William J. Merritt
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William J. Merritt and Richard J. Brezski, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. Douglas Hutcheson S. Douglas Hutcheson	Chairman of the Board of Directors	June 15, 2017

/s/ Jeffrey K. Belk Jeffrey K. Belk	Director	June 15, 2017

/s/ Joan H. Gillman Joan H. Gillman	Director	June 15, 2017

/s/ John A. Kritzmacher John A. Kritzmacher	Director	June 15, 2017

/s/ John D. Markley, Jr. John D. Markley, Jr.	Director	June 15, 2017

/s/ Kai O. Öistämö Kai O. Öistämö	Director	June 15, 2017

/s/ Jean F. Rankin Jean F. Rankin	Director	June 15, 2017

/s/ Philip P. Trahanas Philip P. Trahanas	Director	June 15, 2017

/s/ William J. Merritt William J. Merritt	Director, President and Chief Executive Officer (Principal Executive Officer)	June 15, 2017

/s/ Richard J. Brezski Richard J. Brezski	Chief Financial Officer (Principal Financial Officer)	June 15, 2017

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Filed Herewith

4.1	Amended and Restated Articles of Incorporation of InterDigital, Inc. (“InterDigital”).	8-K	6/7/2011

4.2	Amended and Restated Bylaws of InterDigital.	8-K	1/30/2015

4.3	Specimen Stock Certificate of InterDigital.	10-Q	4/28/2011

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.			X

10.1	InterDigital 2017 Equity Incentive Plan.			X

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.			X

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).			X

24.1	Power of Attorney (contained on signature pages of this registration statement).			X